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                                  Exhibit (11)

                          NAPCO SECURITY SYSTEMS, INC.
                  COMPUTATION OF EARNINGS PER SHARE (unaudited)

                                                                    Three Months Ended
                                                                       September 30,
                                                              --------------------------------
                                                                 1996                  1995
                                                              ---------              ---------
                                                            (in thousands, except per share data)
Average Shares Outstanding                                      4,368                  4,368
Add: Common Stock Equivalents                                       7                     59
                                                               ------                 ------
Weighted Average Shares Outstanding                             4,375                  4,427
                                                               ======                 ======
Net Income                                                     $  373                 $  338
                                                               ======                 ======
Earnings Per Share                                             $ 0.09                 $ 0.08
                                                               ======                 ======




      Primary earnings per share computations are based on the weighted average number of shares outstanding plus common stock equivalents calculated at the monthly average market price per share.

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